Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-217847

March 26, 2018

Bright Horizons Family Solutions Announces Secondary Offering of 4,606,062 Shares of Common Stock

by Selling Stockholders and Repurchase of Common Stock

WATERTOWN, Mass., March 26, 2018 – Bright Horizons Family Solutions Inc. (NYSE: BFAM) (the “Company”) today announced that certain of its stockholders, including certain of its executive officers and directors (the “Selling Stockholders”), intend to offer for sale 4,606,062 shares of its common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission, of which the Company intends to repurchase from the underwriter 800,000 shares of common stock.

The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by the Company.

The Company’s per-share purchase price for the repurchased shares will be the same as the per-share purchase price payable by the underwriter to the Selling Stockholders. The Company intends to fund the share repurchase with cash on hand and borrowings under its revolving credit facility.

Morgan Stanley will act as underwriter for the offering.

An automatic shelf registration statement (including a prospectus) relating to the offering of common stock was filed with the Securities and Exchange Commission (“SEC”) on May 10, 2017 and became effective upon filing. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement as well as the prospectus supplement related to this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. When available, copies of the prospectus supplement and accompanying prospectus related to the offering may also be obtained from Morgan Stanley & Co., LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer to buy the securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date.

About Bright Horizons Family Solutions Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life. The Company provides full service center-based child care, back-up dependent care and educational advisory services to more than 1,100 clients across the United States, the United Kingdom, the Netherlands, Canada and India, including more than 150 FORTUNE 500 companies and more than 80 of

Working Mother magazine’s 2017 “100 Best Companies for Working Mothers.” Bright Horizons has been recognized 17 times as one of FORTUNE magazine’s “100 Best Companies to Work For” and is one of the UK’s Best Workplaces as designated by the Great Place to Work® Institute. Bright Horizons is headquartered in Watertown, MA.

Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the offering and the repurchase. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the consummation of the proposed offering by the Selling Stockholders and the repurchase by the Company and the risks identified, or incorporated by reference, in the prospectus supplement or accompanying prospectus.

Contacts:

Investors:

Elizabeth Boland

CFO—Bright Horizons

eboland@brighthorizons.com

617-673-8125

Kevin Doherty

MD—Solebury Communications Group

kdoherty@soleburyir.com

203-428-3233

Media:

Ilene Serpa

VP—Communications—Bright Horizons

iserpa@brighthorizons.com

617-673-8044